EXHIBIT 14

C&F Financial Corporation

Code of Business Conduct and Ethics

I.	Purpose

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of C&F Financial Corporation’s (the “Company”) expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and will be required, annually, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

II.	Administration

The Company’s Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company’s Chief Executive Officer and Chief Financial Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code.

III.	Compliance with Laws, Rules and Regulations

The Company will comply with all governmental laws, rules and regulations that are applicable to the Company’s activities, and expects that all directors, officers and employees acting on behalf of the Company will obey the law. Specifically, the Company is committed to:

•	maintaining a safe and healthy work environment;

•	promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex or other factors that are unrelated to the Company’s business interests;

•	supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•	conducting its activities in full compliance with all applicable environmental laws;

•	keeping the political activities of the Company’s directors, officers and employees separate from the Company’s business;

•	prohibiting any illegal payments to any government officials or political party representative;

•	complying with all applicable state and federal securities laws; and

•	complying with all applicable state and federal banking laws.

Directors, officers and employees are prohibited from illegally trading the Company’s securities while in possession of material, nonpublic (“inside”) information about the Company. The Company’s Insider Trading Policy, which describes the nature of inside information and the related restrictions on trading, is attached to and shall be deemed a part of this Code.

IV.	Conflicts of Interest; Corporate Opportunities

Officers and Employees

Officers and employees should not be involved in any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Company’s interests. Conflicts of interest may include when an officer or employee:

•	is a consultant to, or a director, officer or employee of, or otherwise operates an outside business:

•	that markets products or services in competition with the Company’s current or potential products and services;

•	that supplies products or services to the Company; or

•	that purchases products or services from the Company;

•	has any financial interest, including stock ownership, in any such outside business that might create or give the appearance of a conflict of interest;

•	seeks or accepts any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•	is a consultant to, or a director, officer or employee of, or otherwise operates an outside business if the demands of the outside business would interfere with the officer’s or employee’s responsibilities with the Company;

•	accepts any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible;

•	conducts business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

•	uses the Company’s property, information or position for personal gain.

The appearance of a conflict of interest may exist if an immediate family member of an officer or employee of the Company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Company, or otherwise does business with the Company.

Employees shall notify the Company’s Chief Executive Officer or Chief Financial Officer of the existence of any actual or potential conflict of interest. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Company’s Chief Executive Officer or Chief Financial Officer.

Directors

In order for a director to avoid conflicts of interest or appearances thereof, each director shall maintain independence as defined by the NASDAQ Exchange rules. Under these rules, an “independent director” means a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

•	a director who is, or at any time during the past three years was, employed by the Company or by any subsidiary;

•	a director who accepted or has a family member who accepted any payments from the Company or any subsidiary in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

•	compensation for board or board committee service;

•	payments arising solely from investments in the Company’s securities;

•	compensation paid to a family member who is a non-executive employee of the Company or any subsidiary;

•	benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	loans from the Company or any subsidiary provided that the loans (1) were made in the ordinary course of business, (2) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, (3) did not involve more than a normal degree of risk or other unfavorable factors, and (4) were not otherwise subject to the specific disclosure requirements of SEC Regulation S-K Item 404;

•	payments from the Company or any subsidiary in connection with the deposit of funds or the Company or any subsidiary acting in an agency capacity, provided such payments were (1) made in the ordinary course of business, (2) made on substantially the same terms as those prevailing at the time for comparable transactions with the general public, and (3) not otherwise subject to the disclosure requirements of SEC Regulation S-K, Item 404;

•	or loans permitted under Section 13(k) of the Securities Exchange Act of 1934.

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company or by any subsidiary as an executive officer;

•	a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years (other than payments arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more;

•	a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers served on the compensation committee of such other entity; or

•	a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

“Family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

In cases where a director performs services for the Company that do not impair independence, that director should abstain from actions taken by the Board of Directors relating to such services. Directors shall notify the Company’s general counsel or such independent counsel as the Company may designate of the existence of any actual or potential conflict of interest.

V.	Confidentiality; Protection and Proper Use of the Company’s Assets

Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or business partners, except when disclosure is authorized by the Company or legally required.

Confidential information includes (1) information marked “Confidential,” “Private,” “For Internal Use Only,” or similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists and (7) other non-public information that, if disclosed, might be of use to the Company’s competitors, or harmful to the Company or its suppliers, customers or other business partners.

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

Directors, officers and employees are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect the Company’s assets in general.

Directors, officers and employees shall use the Company’s assets for the Company’s legitimate business purposes only.

VI.	Fair Dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Company’s customers, suppliers, competitors and other third parties. To this end, directors, officers and employees shall not:

•	make false or misleading statements to customers, suppliers or other third parties;

•	make false or misleading statements about competitors;

•	solicit or accept from any person that does business with the Company, or offer or extend to any such person,

•	cash of any amount; or

•	gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing the Company’s business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

•	solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

•	otherwise take unfair advantage of the Company’s customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

VII.	Accurate and Timely Periodic Reports

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Company shall:

•	comply with accounting principles generally accepted in the United States of America at all times;

•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	maintain books and records that accurately and fairly reflect the Company’s transactions;

•	prohibit the establishment of any undisclosed or unrecorded funds or assets;

•	maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company’s periodic reports are being prepared; and

•	present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company’s periodic reports.

VIII.	Reporting and Effect of Violations

Directors, officers or employees shall report any known suspected violations of governmental laws, rules and regulations or this Code to the Company’s general counsel by phone or through e-mail:

Jim Hudson

804-843-3262

JH@HUDBON.com.

P.O. Box 231

West Point, VA 23181

The Company will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation.

The Company’s general counsel will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees that violate any governmental laws, rules and regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

IX.	Waivers

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company’s Board of Directors. The provisions of this Code may be waived for employees who are not directors or executive officers by the Company’s Chief Executive Officer. Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the Securities and Exchange Commission or association on which the Company’s securities are listed for trading. Any change in or waiver of the Code for the Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions will be publicly disclosed as required by the Securities and Exchange Commission.

Insider Trading Policy for C&F Financial Corporation

Policy Statement on Insider Trading for Executive Officers and Directors

1. Purpose. C&F Financial Corporation (the “Company”) hereby states its policy against trading on the basis of material non-public (or “inside”) information separate and apart from its overall Code of Business Conduct and Ethics applicable to all employees. Violations of the applicable insider trading laws, inadvertent or otherwise, can result in severe civil and criminal penalties for the culpable individuals, Company management and the Company itself. Such violations can also severely damage the Company’s reputation for integrity and professionalism. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct. This Policy Statement establishes procedures to be followed to prevent both intentional and unintentional acts of prohibited insider trading and acts that facilitate such trading.

2. Scope. The Company’s policy against insider trading applies to all Company employees, and the Company does not intend for anything in this Policy Statement to supersede or alter the Company’s Code of Business Conduct and Ethics prohibiting insider trading. The Company is directing this specific Policy Statement to those persons who, because of the nature of their employment or position, are most likely to have access to material non-public information regarding the Company. This Policy Statement accordingly covers: all Company directors and Company-level executive officers (“Covered Persons”). Covered Persons are also responsible for ensuring that their spouses and other family members residing in their households adhere to the requirements of this Policy Statement.

3. Trading Prohibition.

Any Covered Person who is aware of any material non-public information regarding the Company or regarding any other company shall not trade directly or indirectly in the securities of the Company or the securities of such other company, or disclose such information to other persons likely to trade in such securities. Covered Persons must also refrain from recommending the purchase or sale of the Company’s securities while in possession of material non-public information, or from knowingly assisting anyone who is engaged in any of the activities prohibited by this Policy Statement.

“Material information” is information that a reasonable investor would consider important in reaching a decision to buy, sell or hold securities, and is therefore likely to affect the market price of a security. Examples of information that may be material, depending on the circumstances, include quarterly earnings releases, changes in earnings estimates, significant acquisitions and mergers, changes in dividend policy, acquisition or loss of significant contracts, loss of key management personnel, important product developments, significant financing developments and major litigation developments.

“Non-public (or “Inside”) information” is information that has not been disclosed in a manner sufficient to ensure its availability to the investing public. Information should be regarded as non-public until it has been disseminated widely to the investing public (e.g., through a press release calculated to reach the marketplace) for at least two business days prior to a contemplated securities transaction. When in doubt, information should be presumed to be both non-public and material.

4. Compliance Officer. Administration of the Policy Statement is the responsibility of the Chief Financial Officer, the Company’s designated securities compliance officer (the “Compliance Officer”). Questions regarding this Policy Statement should be directed to the Compliance Officer or, in the Compliance Officer’s absence, to the Company’s outside legal counsel.

5. Trading Restrictions. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, all Covered Persons must comply with the “Procedures for the Purchase and Sale of C&F Financial Corporation Stock by Directors and Executive Officers,” a copy of which is attached hereto as Exhibit A.

6. Violations of the Policy Statement. Applicable federal laws impose severe monetary and criminal penalties for insider trading violations. In addition, the Company will subject Covered Persons who violate this Policy Statement to appropriate disciplinary action, which could include termination of employment, independent of any governmental action or penalty.

7. Certification. Each Covered Person must certify by signing and returning the attached certification, that he or she has read, understands and will abide by this Policy Statement.

Certification

I have read the Company’s Policy Statement on Insider Trading for Executive Officers and Directors, understand the applicability of the Policy Statement to me and my family and agree to abide by the Policy Statement.

Date	Signature

Name (Printed)

Exhibit A

Procedures for the Purchase and Sale of

C&F Financial Corporation (the “Company”)

Stock by Directors and Executive Officers

1. Filing Requirements in Connection with Transactions

•	Each Company director and Company-level executive officer must file within 10 calendar days of becoming a director or executive officer a Form 3 with the Securities and Exchange Commission (Commission) setting forth his or her initial beneficial ownership of Company securities, even if none.

•	Each Company director and Company-level executive officer must file a Form 4 with the Commission before the end of the 2nd business day following the date on which his or her beneficial ownership of Company securities has changed pursuant to a reportable transaction (subject to an additional 3 business day extension for certain transactions).

•	Each Company director and Company-level executive officer must file either (i) a Form 5 with the Commission by February 14 of each year reporting any previously unreported transaction that occurred during the preceding year or (ii) a certification with the Company that no Form 5 is required to be filed.

•	In the case of most sales of Company securities (where the amount sold exceeds 500 shares or $10,000 in value), each Company director and Company-level executive officer must file a Form 144 with the Commission no later than the time he or she places the sale order with a broker or executes the trade directly with a market-maker.

•	These filing requirements are personal obligations of the individual director or executive officer. It is the Company’s policy to provide assistance through the Chief Financial Officer, the Company’s designated securities compliance officer.

•	A copy of each filing should be sent to the Company’s designated securities compliance officer.

2. General Insider Trading Provisions

•	Any Company director or Company-level executive officer who is aware of any material non-public information regarding the Company or regarding any other company shall not trade directly or indirectly in the securities of the Company or the securities of such other company, or disclose such information to other persons likely to trade in such securities. Company directors and Company-level executive officers must also refrain from recommending the purchase or sale of the Company’s securities while in possession of material non-public information, and from knowingly assisting anyone who is engaged in any of the activities prohibited by the Company’s insider trading policies.

•	Access to material non-public information will be limited to only those persons with a need to know and who will be informed of their obligations with respect to such information.

•	Company directors and Company-level executive officers may not both buy and sell, or both sell and buy, shares of Company stock within any rolling 6-month period.

•	Company directors and Company-level executive officers may not sell Company stock “short,” trade in Company stock in or through a margin account or otherwise engage in speculative or short-term trading of Company stock.

3. Notice and Pre-clearance of Transactions

•	All Company directors and Company-level executive officers must notify the Company’s designated securities compliance officer at least three business days prior to engaging in any transaction in Company securities.

•	All Company directors and Company-level executive officers must pre-clear any transactions in Company securities with the Company’s designated securities compliance officer.

•	No Company director or Company-level executive officer shall effect a transaction in Company securities unless such director or officer has either reviewed and signed a Form 4 covering such transaction, reviewed a Form 4 covering such transaction and authorized it to be signed on his or her behalf under an appropriate power of attorney or otherwise provided for a Form 4 to be timely filed in connection with such transaction.

4. Quarterly and Event-Specific Blackout Periods

•	Company directors and Company-level executive officers will generally not be permitted to trade in Company securities during the period beginning on and including the 15th day of the last month of each fiscal quarter of the Company and ending 48-hours after the Company’s public earnings release for such quarter.

•	The Company may also impose event specific trading bans from time to time in the event of material developments. Depending on the circumstances, these event specific trading bans may be announced or unannounced. If unannounced, Company directors and Company-level executive officers will be informed that trading is not permitted when they contact the Company’s designated securities compliance officer to pre-clear the applicable transaction.

Approved this 20th day of December 2005.

BOARD OF DIRECTORS

C&F FINANCIAL CORPORATION